Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 No. 333-230353) of Arcturus Therapeutics Holdings Inc.,
(2)	Registration Statement (Form S-8 No. 333-232272) pertaining to the Arcturus Therapeutics Holdings Inc. 2019 Omnibus Equity Incentive Plan, and
(3)	Registration Statements (Form S-3 Nos. 333-232281 and 333-235475) of Arcturus Therapeutics Holdings Inc.;

of our reports dated March 16, 2020, with respect to the consolidated financial statements of Arcturus Therapeutics Holdings Inc., and the effectiveness of internal control over financial reporting of Arcturus Therapeutics Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP
San Diego, California
March 16, 2020